EXHIBIT 99.1

News Release
FOR IMMEDIATE RELEASE

Beth Frost-Johnson, Sr. VP of Marketing
Merge Healthcare
414.977.4254
bfrost@merge.com

Kenneth D. Rardin, President and CEO
Merge Healthcare
414.977.4000

Merge Healthcare Announces Promotion of Senior Executive
to Merge Healthcare North America President

Milwaukee, WI, February 13, 2007 - Merge Technologies Incorporated, d.b.a. Merge Healthcare (NASDAQ: MRGE; TSX: MRG), today announced that Gary D. Bowers has been promoted to President, Merge Healthcare North America, reporting directly to Kenneth D. Rardin, President and CEO of Merge Healthcare, effective February 12, 2007. Mr. Bowers will manage the Merge Healthcare North America sales and business development channel, which provides medical imaging workflow software solutions to hospitals, imaging centers and specialty clinics throughout the United States of America and Canada. The role had been temporarily filled by Mr. Rardin prior to Mr. Bowers’ promotion.

Mr. Bowers joined Merge Healthcare in September 2006, serving as Senior Vice President, Strategic Business Initiatives, and most recently led Merge Healthcare’s onshore/offshore development, service and support initiative in Pune, India. Previously, he was Senior Vice President, Product Technology for Park City Solutions, and was a General Partner of Rardin Capital Management, a technology and financial consulting firm. He also served in multiple senior executive roles at IMNET Systems, Incorporated. Mr. Bowers received a B.A. in Statistics from the University of Rochester.

“We have made good progress in expanding the footprint in the North American market with our RIS, PACS and clinical solutions, with more than 300 installations in the United States. We will leverage Mr. Bowers’ broad management and operations experience as Merge Healthcare continues to expand its market presence in 2007 and beyond,” stated Mr. Rardin.

“I am delighted to have been chosen to lead Merge Healthcare North America at this stage in our growth,” said Mr. Bowers. “Our product portfolio, leadership talent and dedicated customers have created the basis for our future successes, and I look forward to building upon that foundation.”

# # #

Merge Healthcare is a market leader in the development and delivery of medical imaging and information management software and services. Our innovative software solutions use leading-edge imaging software technologies that accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of patient care they provide. For additional information, visit our website at www.merge.com.